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                                                                  EXHIBIT 10.36

October 22, 2002

Mr. Thomas S. Hall
5855 Ettington Drive
Suwanee, GA.  30024

Dear Tom:

It is my pleasure to confirm our offer to you, pending approval of the Board of Directors, for the position of Executive Vice President and Chief Operating Officer, on behalf of Matria Healthcare, Inc. ("Matria" or "Company"), which employment is to commence on or about October 22, 2002. In this position you will report directly to me with the Company's Women's Health Division and Health Enhancement Division reporting directly to you. Matria's other operating businesses, Facet Technologies and the Company's Germany operations, will continue to report directly to Jeff Koepsell who, in turn, will continue to report directly to me as Vice Chairman.

Your initial base salary will be $12,884.61 (gross before deductions) per biweekly pay period. Future salary adjustments and assignment of job responsibilities shall be based upon individual and Company performance. You will be eligible for your first salary review effective March 1, 2003.

In your position, you will be eligible to participate in the applicable annual Matria Management Incentive Plan (MIP) with an annual target bonus amount equal to fifty percent (50%) of the base salary paid to you in accordance with the terms of such program in effect from time to time. You will begin participating in the MIP effective January 1, 2003.

In accordance with Company policy, you will receive an automobile allowance in the amount of $1,500.00 per month.

As an incentive to enter the employment of the Company, Matria agrees to pay you a one-time bonus in the amount of $65,000 (gross before deductions). This bonus will be paid to you on January 2, 2003 provided you are actively employed by the Company in your position on that date. Should you elect to leave the employ of Matria within twelve months following the receipt of this bonus, you will be required to repay to the Company the entire amount of the bonus.

The Company will make a recommendation to the Company's Stock Option Committee that you be granted a stock option to purchase 100,000 shares of Matria Common Stock. Such stock option will be subject to the standard terms and conditions of the Company's applicable stock option plan. Thirty-three and one-third percent (33-1/3%) of such option shall vest and be subject to purchase on the first anniversary of the Date of Grant.


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Thomas S. Hall
October 22, 2002
Page 2 of 3

A recommendation will be presented to the Company's Board of Directors that you be provided with a Change in Control Severance Compensation and Restrictive Covenant Agreement ("Agreement"). The Agreement will include severance compensation equal to two times your annual base compensation upon termination of employment in accordance with the terms and conditions of the Agreement.

It will also be recommended to the Board of Directors that if your employment with the Company is terminated by the Company, without the occurrence of a Change In Control as defined in the above referenced agreement, for reasons other than "For Cause", you will be eligible for twelve (12) months of severance pay and benefits to commence on the effective date of such termination of employment. As used above, "For Cause" shall mean (A) your failure, neglect, or refusal, as determined by the reasonable judgment of the Company, to perform the duties of your position, which failure, neglect, or refusal has not been cured by you within thirty (30) days of receipt of written notice from the Company of such failure, neglect, or refusal and you have not at any time thereafter repeated such failure or failed to sustain such cure;
(B) any intentional act by you that has the effect of injuring the reputation or business of the Company or any of its affiliates in any material respect;
(C) your continued or repeated absence from the Company, unless such absence is
(1) approved or excused by the chief executive officer of Matria or (2) is the result of your illness, disability, or incapacity (in which event (G) below shall control); (D) your use of illegal drugs or repeated drunkenness; (E) your arrest and/or conviction for the commission of a felony; (F) the commission by you of an act of fraud, deceit, material misrepresentation or embezzlement against the Company, or any of its affiliates; or (G) your disability, which shall mean your inability to perform the essential functions of your position, with or without reasonable accommodation by the Company, for an aggregate of one hundred twenty (120) days (whether or not consecutive) during any 12-month period during the course of your employment.

Immediately upon employment, you will be eligible to begin accrual of vacation benefits at the accrual rate of 1.666 days per month (20 days per annum).

You will be eligible to participate in the customary medical, dental, life insurance and long-term disability benefits offered to other employees in similar positions the first pay period following thirty (30) days of employment. More detailed enrollment information will be sent to you shortly after you begin employment. You will also be reimbursed for the cost of COBRA benefits from your previous employer for the first month of employment.

If you accept this offer, you may receive copies of Company policies and procedures in effect from time to time and agree to abide by same, realizing that changes can occur at any time and that such policies and procedures are not to be construed as a contract of employment. You will also be reimbursed for your reasonable business expenses in accordance with policy.

This offer is contingent upon your signing the Company's Confidentiality Agreement and Non-Competition Agreement attached hereto. Please indicate your acceptance to the terms stated herein by signing the acceptance below and returning this letter, along with an executed original of the attached Agreements to me in the enclosed self-addressed envelope. Please retain a copy of the fully executed Agreements for your records.


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Thomas S. Hall
October 22, 2002
Page 3 of 3

Tom, we look forward to your joining the Matria team. We are excited about the potential and expertise you bring to our organization. We are confident these arrangements will be satisfactory to you and look forward to receiving your acceptance of our offer of employment. Please do not hesitate to contact me should you have any questions.


Sincerely,



Parker H. Petit
Chairman, President and Chief Executive Officer

cc:      Matria Board of Directors
         Thornton Kuntz

                                   ACCEPTANCE

I have read and understand the foregoing which constitutes the complete, entire and exclusive statement of the agreement between the Company and the undersigned and supersedes all prior or contemporaneous proposals, promises, understandings, representations, conditions, oral or written, relating to the subject matter of this agreement. I accept employment at will with the Company subject to the terms and conditions contained herein.

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Thomas S. Hall                                                  Date